Exhibit 99.1
PowerSecure’s New Family of LED-based Street Lights Seeing Strong Marketplace Adoption
Wake Forest, N.C. — February 17, 2011 — PowerSecure International, Inc. (Nasdaq: POWR) today announced its new family of LED-based street lights is seeing strong adoption by utilities and municipalities. Over the last several months, over 30 electric utilities and municipalities have purchased PowerSecure’s new area light, called the “SecureLiteTM”. SecureLite provides utilities and municipalities with an energy efficient, environmentally friendly, low maintenance alternative to traditional 100 watt HID lighting.
SecureLite delivers a 67% reduction in energy usage compared to a traditional High Pressure Sodium area light, extends the lighting life three-fold (to approximately twelve years), and provides increased reliability to reduce utility maintenance costs. In fact, the light has been engineered to deliver 30+ years of service life, including the ability to replace the LEDs in the unit. Additionally, SecureLite was engineered to deliver a better quality of light that enhances visibility, minimizes light pollution, and is Dark Sky compliant. SecureLite incorporates PowerSecure’s breakthrough proprietary dusk-to-dawn control technology which maximizes its efficiency and reliability.
Additionally, PowerSecure announced today that it has introduced two new LED-based street lights to the marketplace, including replacements for traditional 250 and 400 watt HID street lighting. Called “PowerLitesTM”, these lights incorporate the same superior engineering as the SecureLite, designed to deliver utilities and municipalities a strong combination of efficiency, environmental, and maintenance benefits for higher wattage applications.
PowerSecure’s area lights and street lights are available through PowerSecure’s EnergyLite business unit, which can be found at www.energylite.com.
Sidney Hinton, CEO of PowerSecure, said, “We are excited about the pickup we are seeing in our new SecureLite area light product. The light is demonstrating strong appeal from utilities and municipalities due to the returns on investment it can deliver them through reductions in energy and maintenance cost. Importantly, we are receiving very positive feedback about the quality of light it delivers, and the ease with which it can be installed. On the heels of this initial success, we are very excited to introduce our new PowerLite products to the market, which are designed to deliver the same high-quality, high-efficiency, low-maintenance solutions to our utility partners for higher wattage applications.”
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug, and convenience stores, and its SecureLite and PowerLite street lights for utilities and municipalities which are available through its EnergyLite business unit. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the amount and timing of the revenues or profit associated with the new business and new products discussed in this press release; the Company’s outlook, prospects and expectations for revenues, net income, and E.P.S. results and growth generally; the anticipated results of the Company’s products, services, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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